Exhibit 99.1

Contacts:
Bioenvision, Inc.	Pure Communications, Inc.
James S. Scibetta	Sondra Newman
(212) 750-6700	(617) 877-5687

Bioenvision Reports Financial Results for Fourth Quarter and Year End 2007

 - Conference Call to be Held Today at 10:00 a.m. -

New York, NY - September 12, 2007 — Bioenvision, Inc. (Nasdaq:BIVN) today announced financial results for its fourth quarter and fiscal year ended June 30, 2007.  An overview of financial performance and operational developments follows.

“The 2007 fiscal year was momentous, marked most notably by the first quarter commercial launch in Europe of our lead product Evoltra® (clofarabine) in pediatric acute lymphoblastic leukemia (ALL), and the fourth quarter tender offer from Genzyme Corporation - our North American co-development partner for clofarabine - to acquire the Company,” stated Christopher B. Wood, M.D., Bioenvision’s Chairman and Chief Executive Officer.  “Bioenvision remains focused on growing the commercial opportunity for the Evoltra® franchise by expanding approved indications for Evoltra® and broadening its geographical footprint.”

Dr. Wood continued, “Regarding our other key priority, a Special Meeting of Stockholders is currently scheduled for October 4, 2007, at which meeting our stockholders will consider and vote upon the proposed merger with Genzyme.  Strategically, we view the proposed merger as advantageous to Evoltra®, which can benefit from Genzyme’s global clinical, regulatory and commercial infrastructure, and its proven marketing and commercialization successes with, and commitment to, products for patients with unmet medical needs.  As previously disclosed, our Board of Directors views the proposed merger with Genzyme to be in the best interests of Bioenvision stockholders because, among other things, it provides our stockholders a premium of approximately 50% to the 20-day average trading price as of May 29, 2007, the date on which Bioenvision and Genzyme entered into an Agreement and Plan of Merger.  Genzyme markets clofarabine as Clolar® in the U.S. and Canada, and also has the drug in clinical development for a variety of additional cancer indications. We believe that Genzyme’s current 22% equity stake in Bioenvision, and its active interest in the growth of clofarabine, provides strong support for the Evoltra® franchise.”

2007 FINANCIAL HIGHLIGHTS

For the fourth quarters ended June 30, 2007 and 2006, the Company recorded revenues of approximately $6,751,000 and $1,806,000, respectively. The increase in revenues of approximately $4,945,000 is primarily due to the increase of product sales of Evoltra® of $5,842,000 as the Company received marketing approval in the European Union (EU) in May 2006, along with an increase in license and royalty revenue of $382,000 from North American sales of clofarabine by Genzyme, the Company’s co-development partner.  Fourth quarter 2007 research and development contract revenue decreased by $1,148,000 compared to the same period in 2006, due primarily to categorizing all clofarabine sales of Evoltra® as product sales post-approval.

For the years ended June 30, 2007 and 2006, Bioenvision recorded revenues of approximately $19,070,000 and $5,309,000, respectively.  This increase of approximately $13,761,000 is primarily due to an increase in product sales of Evoltra® of $15,172,000 and license and royalty revenue of approximately $1,711,000 due to an increase in royalties received from Genzyme on North American sales of clofarabine.  For the year 2007 compared to 2006, research and development contract revenue decreased by approximately $2,711,000 which relates to categorizing all clofarabine sales of Evoltra® as product sales post-approval.

Selling, General and Administrative expenses for the fourth quarters ended June 30, 2007 and 2006 were approximately $9,195,000 and $4,208,000 respectively.  This increase of approximately $4,987,000 is primarily due to the increase in costs associated with marketing Evoltra® post approval as well as an increase in the advisory fees associated with the merger agreement entered into between Genzyme and Bioenvision in the fourth quarter of 2007 of approximately $1,501,000.

Selling, General and Administrative expenses for the years ended June 30, 2007 and 2006 were approximately $27,702,000 and $16,563,000, respectively.  This increase of $11,139,000 is primarily due to the fact the Company has continued to build out sales and marketing forces throughout the EU since obtaining marketing authorization in May 2006, as well the increase in the advisory fees associated with the merger agreement entered into with Genzyme Corporation during the fourth quarter of 2007.

Research and development costs for the fourth quarters ended June 30, 2007 and 2006 were approximately $2,759,000 and $4,500,000, respectively. The decrease in research and development costs of approximately $1,741,000 is primarily due to the completion of key aspects of clinical development programs involving clofarabine and Modrenal® (trilostane).  This decrease in R&D expense was offset by an increase in costs associated with providing financial support for ongoing AML-16 trials in the U.K., involving Evoltra® for the treatment of adult acute myeloid leukemia (AML).

Research and development costs for the years ended June 30, 2007 and 2006 were approximately $21,065,000 and $11,727,000, respectively. This increase of $9,338,000 is due to costs primarily associated with the increased development activities and ongoing clinical trials for clofarabine for adult AML in Europe, filing a label extension for Evoltra® in the adult AML market in February 2007, and providing financial support to Cardiff University for the AML-16 trials, partially offset by a reduced rate of enrollment inn the ongoing BIOV-111 confirmatory Phase II Evoltra® trial in Europe for pediatric ALL patients.  In addition, the Company recorded approximately $4,000,000 of expenses relating to the acquisition of the Japanese and Southeast Asian rights to Evoltra® in September 2006.

Net loss applicable to common stockholders was approximately $9.3 million or $0.17 per share for the fourth quarter of 2007, compared with $7.2 million, or $0.18 per share for the fourth quarter in 2006.  The 2007 fourth quarter net loss included a one-time non-cash impairment loss equal to the carrying value of Suvus® as an intangible asset of approximately $3,311,000.  The Company is required to continually evaluate the effects of changes in events and circumstance on the potential future cash flows associated with the carrying value of long-lived assets.  The impairment decision was based on the inability to obtain a secure source to fund further development of Suvus®, as well as an inability to commence a clinical study into which the Company could sell the product.

Net loss applicable to common stockholders was approximately $36.2 million, or $0.80 per share for the year ended June 30, 2007, compared with $24.2 million, or $0.59 per share for the year 2006.  The 2007 net loss included the one-time non-cash impairment loss equal of approximately $3,311,000.

Bioenvision had cash and cash equivalents and short-term securities at June 30, 2007 of approximately $49,171,000, compared with approximately $45,015,000 at June 30, 2006.

In April 2007, the Company completed a registered direct offering of 8 million shares of common stock, resulting in net proceeds of approximately $27.7 million.  In addition, in May 2007, the Company received an aggregate of $7.4 million as a result of the exercise by existing company investors of previously issued warrants.

2007 OPERATIONAL HIGHLIGHTS

Merger Agreement with Genzyme

•                  On May 29, 2007, the Company entered into an Agreement and Plan of Merger with Genzyme Corporation, its North American co-development partner for clofarabine, whereby Genzyme would acquire 100% of the outstanding common and preferred stock of Bioenvision, in an all cash transaction valued at $5.60 per common share.

•                  As of July 10, 2007, the expiration date of Genzyme Corporation’s tender offer for all outstanding common and preferred stock of Bioenvision, Genzyme beneficially owns approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis.

•                  A Special Meeting of Stockholders is planned for October 4, 2007, at which meeting our stockholders will consider and vote upon this proposed merger.

Evoltra® (clofarabine) Commercial Launch and Filing for Label Extension

•                  Bioenvision’s fiscal year 2007 commenced on July 1, 2006, shortly after the EMeA’s May 29, 2006 marketing approval of the Company’s lead product Evoltra® for the treatment of ALL in pediatric patients who have relapsed or are refractory to at least two prior regimens and where there is no other treatment option anticipated to result in a durable response.

•                  In February 2007, the Company filed a marketing authorization application (MAA) with the EMeA for a label extension for Evoltra® to include patients with AML who are over 65 years old and considered unsuitable for intensive chemotherapy.

•                  With respect to this label extension filing, Bioenvision received a Request for Supplemental Information (RSI) in May 2007 from the EMeA’s Committee for Medicinal Products for Human Use.  The EMeA has agreed to extend the timeline to accept supplemental information from the Company until November 16, 2007 and Bioenvision is preparing a comprehensive response.

Evoltra® (clofarabine) Rights to Japan

•                  Bioenvision licensed the rights to manufacture, sell, market and distribute Evoltra® in Japan and Southeast Asia from Southern Research Institute of Birmingham, Alabama, inventor of clofarabine, for which the Company expensed approximately $4,000,000 in fiscal 2007.

Suvus® (methylene blue) Development in Hepatitis C

•                  As the result of a recent strategic review of Bioenvision’s asset portfolio, combined with its current cash position, the Company has determined that it will no longer devote any further resources to the development of methylene blue, unless and until a secure revenue source could be identified as a pre-condition to the use of methylene blue in a clinical trial.

OLIGON® Licensing Agreement

•                  In February 2007, Bioenvision out-licensed to Foster Corporation the exclusive rights to manufacture, market and distribute the Company’s proprietary anti-microbial OLIGON® technology. Under the terms of the license agreement, Bioenvision will have a revenue sharing arrangement on future sublicenses and a royalty on OLIGON® sales by Foster, a Connecticut-based global market leader in the field of medical device technology.

Conference Call and Webcast Access

Bioenvision management will host a conference call today to discuss fourth quarter and year-end 2007 financial results as well as Company progress.  Access details are as follows:

Date:	Wednesday, September 12, 2007
Time:	10:00 a.m. EDT
Live Toll Free Number (U.S. & Canada): 866-585-6398

Live International Number: 416-849-9626
To access live webcast: www.bioenvision.com

An audio replay of the earnings conference call will be available following the live call and for up to 14 days thereafter.  The replay can be accessed by dialing 866-245-6755 (domestic) or 416-915-1035 (international). The replay passcode for all callers is 375872.  A webcast replay will also be available at www.bioenvision.com.

About Bioenvision
Bioenvision’s primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision’s product pipeline is focused on: Evoltra® and Modrenal®. For more information on Bioenvision please visit our website at www.bioenvision.com.

Safe Harbor

Certain statements contained in this press release are “forward-looking” statements, including express or implied statements regarding the future approval by Bioenvision’s stockholders of the pending agreement and plan of merger with Genzyme and regarding Bioenvision obtaining regulatory approval of its products.  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this press release are current as of the date of this release only.

Financial Statements Follow

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2007	2006

Assets
Cash and cash equivalents	$43,682,624	$3,377,937
Short-term investments	5,488,646	41,637,106
Accounts receivable, net of allowances of $863,079 and $898,714, respectively	9,074,017	2,369,446
Inventories	1,131,052	427,514
Prepaids and other current assets	1,663,004	844,810
Total current assets	61,039,343	48,656,813

Property and equipment, net	320,274	273,632
Intangible assets, net	3,355,992	7,549,520
Goodwill	1,540,162	1,540,162
Other assets	255,281	706,840
Deferred costs	3,282,297	3,523,497

Total assets	69,793,349	62,250,464

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$227,198	$1,557,507
Accrued expenses and other current liabilities	12,431,104	6,464,445
Accrued dividend payable	56,404	56,404
Deferred revenue	513,662	513,662

Total current liabilities	13,228,368	8,592,018

Deferred revenue	6,557,052	7,070,725

Total liabilities	19,785,420	15,662,743

Commitments and contingencies:

Stockholders’ equity:
Convertible participating preferred stock - $0.001 par value; 20,000,000 shares authorized; 2,250,000 issued and outstanding at June 30, 2007 and 2006, respectively (liquidation preference $6,750,000)	$2,250	2,250
Common stock - $0.001 par value; 70,000,000 share authorized; 55,035,739 and 41,456,616 shares issued and outstanding at June 30, 2007 and 2006, respectively	55,036	41,457
Additional paid-in capital	173,022,341	133,604,996
Accumulated deficit	(122,809,349)	(86,567,268)
Receivable due from shareholder	—	(340,606)
Accumulated other comprehensive loss	(262,349)	(153,108)

Total shareholders’ equity	50,007,929	46,587,721

Total liabilities and shareholders’ equity	$69,793,349	$62,250,464

BIOENVISION, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2007, 2006 and 2005

	2007	2006	2005

Revenue
Product sales	$15,429,189	$668,975	$611,346
License and royalty revenue	3,640,408	1,929,526	1,463,326
Research and development revenue	—	2,710,571	2,576,502

Total revenue	19,069,597	5,309,072	4,651,174

Costs and expenses
Cost of products sold (including royalty expense of $2,889,000, $1,277,000 and $525,000, respectively)	3,450,279	1,662,975	921,262
Research and development	21,065,263	11,726,981	10,894,925
Provision for bad debts	160,740	24,564	869,220
Selling, general and administrative	27,701,740	16,562,770	10,181,711
Depreciation and amortization	1,021,427	974,440	1,438,517
Loss on impairment	3,310,905	—	5,276,162

Total costs and expenses	56,710,354	30,951,730	29,581,797

Loss from operations	(37,640,757)	(25,642,658)	(24,930,623)

Interest income (expense)
Interest and finance charges	26,062	(66,762)	(79,484)
Interest income	1,710,114	1,810,657	747,322

Net loss	(35,904,581)	(23,898,763)	(24,262,785)

Cumulative preferred stock dividend	(337,500)	(337,500)	(404,079)

Loss applicable to common stockholders	$(36,242,081)	$(24,236,263)	$(24,666,864)

Basic and diluted net loss per share applicable to common stockholders	$(0.80)	$(0.59)	$(0.72)
Weighted-average shares used in computing basic and diluted net loss per share of common stock	45,033,991	40,865,384	34,042,391

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